BANTA CORPORATION
DEFERRED COMPENSATION PLAN
FOR CERTAIN DIRECTORS
(As Amended Effective January 1, 2004)

1.	PARTICIPANTS

Each director of Banta Corporation (the “Company”), other than a director who is also a salaried officer or employee of the Company or any of its subsidiaries, who is eligible to receive a cash retainer fee from the Company for service as a director shall be a Participant under this Plan. For purposes of paragraphs 2 and 3 below, the term “Participant” shall be limited to a person who satisfies the conditions in the preceding sentence. For all other purposes of the Plan, a director who becomes a Participant shall remain a Participant until such Participant’s account is exhausted.

2.	AUTOMATIC GRANT OF PHANTOM STOCK

As of the first day following the Company’s annual meeting of shareholders each year commencing in 2004, each Participant shall be credited with an award of phantom stock based on the common stock of the Company or the successor thereof (“Stock”) as described in paragraph 6 below as follows:

(a)	For 2004, the amount of a full award shall be the number of shares of phantom stock obtained by dividing (i) an amount equal to $50,000 less the value of the non-qualified stock option to purchase 3,000 shares of Stock granted to the Participant as of the same day, as such value is determined through application of the valuation method commonly referred to as the modified “Black-Scholes Option Pricing Model,” by (ii) the last sales or closing price for Stock (per share) on such market or exchange as the Stock is then traded (as reported by The Wall Street Journal (Midwest Edition)) on the annual meeting date (or if no trading occurred in the Stock on that date, on the next preceding date on which the Stock was traded).

(b)	For 2005 and subsequent years, the formula in the preceding sentence shall be used subject to adjustment of the $50,000 figure as may be specified by the Board of Directors of the Company from time to time and the use of the number of option shares, if any, provided to ongoing directors in such year pursuant to the Company’s equity incentive plan then in effect.

(c)	The Participants eligible for a full award in a calendar year shall be those who were Participants on January 1 of the calendar year and on the first day following the Company’s annual meeting of shareholders in that calendar year. In order to be eligible for a full award in a calendar year, there is no requirement that such Participant remain a Participant after such first day following the Company’s annual meeting of shareholders.

(d)	Any person who first became a Participant after January 1 of a calendar year or who was a Participant as of January 1 of a calendar year but ceased to be a Participant prior to the first day following the Company’s annual meeting of shareholders shall be entitled to a partial award for such calendar year. The partial award shall be a pro rata portion of the full award for the year, calculated based on the days of the year during which the person is a Participant. For such a person who was not a Participant on January 1 of the year, for this calculation Participant status shall be deemed to apply for the remainder of the calendar year after commencement of such Participant status if either (i) such person is a Participant on the first day following the Company’s annual meeting of shareholders or (ii) such person first becomes a Participant after such annual meeting date.

(e)	With respect to a person who becomes a Participant after the first day following the Company’s annual meeting of shareholders, the award shall be made as of the day such Participant status commences.

3.	ELECTIVE DEFERRED COMPENSATION

Any Participant may defer all or any part of the Participant’s cash compensation as a director which is earned after the date of said election as the Participant may specify in said written notice to the Company, and such deferred compensation shall be credited by the Company to a deferred compensation account for such Participant at the time it would otherwise be payable. Any Participant may increase, reduce or suspend an election with respect to payments to be made in any future calendar year by written notice to the Company, filed prior to the beginning of such calendar year.

4.	ACCOUNTS AND SUBACCOUNTS

The automatic phantom stock and the deferred compensation of each Participant will be credited to an account on the Company’s books in the name of such Participant, and each Participant will be furnished annually with a statement of such account. Such accounts shall serve solely as a device for determining the amount of the phantom stock and deferred compensation to be paid to Participants and shall not constitute or be treated as a trust fund of any kind. Each Participant’s account shall be composed of an interest subaccount and a phantom stock subaccount. Additions of automatic phantom stock to the Participant’s account pursuant to paragraph 2 shall be allocated to the phantom stock subaccount. Additions of deferred cash compensation to the Participant’s account pursuant to paragraph 3 shall be allocated between the interest and phantom stock subaccounts as determined by the Participant. Once allocated, balances in one subaccount may not be transferred to the other subaccount.

5.	INTEREST SUBACCOUNT

The interest subaccount of each Participant shall be credited with interest annually, on March 15 of each year, until full payment of the account. The rate of interest to be credited shall be equal to the average prime rate of interest in effect at the U.S. Bank of Milwaukee, Wisconsin, for the preceding calendar year, computed by multiplying each prime rate of interest in effect at such bank during such calendar year by the number of days such rate was so in effect, and by dividing the total number so obtained by 365.

6.	PHANTOM STOCK SUBACCOUNT

The phantom stock subaccount of each Participant shall be treated for valuation purposes as if it were invested in Stock. Cash and stock dividends, stock splits, and other events which affect the value of a share of Stock shall be reflected in the Participant’s subaccount. Notwithstanding the foregoing, in no event shall the Participant have any Stock voting rights or any other equitable or proprietary interest in the Company as a result of the subaccount balance. Transactions in the subaccount which have the effect of purchases or sales of Stock shall be determined based on the last sales or closing price for Stock on such market or exchange as the Stock is then traded (as reported by The Wall Street Journal (Midwest Edition)) on the business day immediately preceding the transaction (or if no trading occurred in the Stock on that date, on the next preceding date on which the Stock was traded).

7.	PAYMENTS

When a Participant shall cease to be a director of the Company, the amount accumulated in such Participant’s account shall be paid as follows:

(a)	With respect to the interest subaccount, the Company shall pay to the Participant in cash three installments, payable on the first business day following January 1 of each of the first three years following the date when the Participant ceased to be a director. Each installment shall be an amount equal to one-third of the amount accumulated in the Participant’s interest subaccount at the date the Participant ceased to be a director, plus any interest thereafter credited to such account under the provisions of paragraph 5 and not yet distributed.

(b)	With respect to the phantom stock subaccount, the Company shall pay to the Participant in cash three installments, payable on the first business day following January 1 of each of the first three years following the date when the Participant ceased to be a director. Each installment shall be a percentage of the value of the Participant’s remaining phantom stock subaccount determined as of the business day prior to the distribution. The first installment shall be one-third of the then-current value of the subaccount. The second installment shall be one-half of the then-current value of the subaccount. The third installment shall be the full value of the remaining subaccount.

(c)	Notwithstanding (a) and (b), the Company may, in the discretion of its Board of Directors, pay the full remaining balances in one lump sum at any time when the sum of such balances is less than $20,000.

(d)	If a Participant shall cease to be a director by reason of the Participant’s death or if the Participant shall die after becoming entitled to payment hereunder but prior to receipt of all payments hereunder, all amounts credited to the Participant’s account shall be paid to such beneficiary as such Participant shall have designated by an instrument in writing filed with the Secretary of the Company, or in the absence of such designation, to the Participant’s personal representative, in the same manner and at the same intervals as such payments would have been made to such Participant had the Participant continued to live.

8.	CONDITIONS

Until the Participant shall have received full payment hereunder, the Participant shall not (i) divulge at any time any confidential information, technical or otherwise, obtained by the Participant in the Participant’s capacity as a director, or (ii) take any steps to do anything which would damage or reflect adversely on the reputation of the Company. Any Participant who shall fail to comply with either of the foregoing conditions shall forfeit all right to receive the balance remaining in the Participant’s account.

9.	ASSIGNMENT

Neither the Participant nor a beneficiary shall have any right or power to transfer, assign, pledge, encumber, anticipate or otherwise dispose of any rights or any distributions payable hereunder.

10.	PARTICIPANTS’RIGHTS UNSECURED

The right of any Participant or beneficiary to receive a payment hereunder shall be an unsecured claim against the general assets of the Company, wholly contingent upon the conditions set forth in paragraph 8.

11.	AMENDMENTS OF THE PLAN

The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment shall divest any Participant of the right to receive the amounts then credited to the Participant’s account hereunder, subject only to the conditions described in paragraph 8.

12.	TERMINATION OF PLAN

The Board of Directors of the Company may terminate the Plan at any time. Upon termination of the Plan, payments in respect of credits to Participants’ accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed or, if the Board of Directors so determines, in a lump sum.

13.	ADMINISTRATION

Full power and authority to interpret and administer this Plan shall be vested in the Board of Directors of the Company. The Board may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them. Costs of administration of the Plan will be paid by the Company.

14.	TAX WITHHOLDING

To the extent required by law, the Company shall be entitled to withhold from any payments otherwise due hereunder all applicable state and federal taxes.

15.	CHANGE IN CONTROL OF THE COMPANY

Notwithstanding the provisions hereof, in the event of a Change of Control of the Company, the Plan shall automatically terminate and the credits to Participants’ accounts as of such date shall be promptly distributed to the Participants in a lump sum. For purposes of this paragraph, the applicable definitions are as follows:

(a)	Change in Control of the Company. A “Change in Control of the Company” shall be deemed to occur if (i) any Person becomes the Beneficial Owner of more than 30% of the outstanding voting stock of the Company, (A) in whole or in part by means of an offer made to the holders of any one or more classes of such voting stock to acquire such shares for cash, securities, other property or any combination thereof, or (B) by any other means; (ii) the Company sells, transfers or assigns all or substantially all of its business and assets; (iii) the Company consolidates with or merges into any other corporation, unless the Company or a subsidiary of the Company is the continuing or surviving corporation; (iv) the Company acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Company who are not directors immediately prior to such acquisition and such persons constitute a majority of the Board of Directors after such acquisition; or (v) any Person succeeds in electing two or more directors of the Company in any one election in opposition to those nominees proposed by management of the Company.

(b)	Person. The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

(c)	Beneficial Owner. A Person shall be deemed to be the “Beneficial Owner” of any securities:

(i)	which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company’s Rights Agreement dated as of November 5, 2001 with American Stock Transfer & Trust (as successor rights agent), as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

(ii)	which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

(iii)	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in (ii) above) or disposing of any voting securities of the Company.

(d)	Affiliate and Associate. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

(e)	Act. The term “Act” means the Securities Exchange Act of 1934, as amended.